Exhibit 99.01

Press Release

FOR IMMEDIATE RELEASE
CONTACT:
Dick Jones, Media Relations, media.info@quintiles.com
919 998 2091
Greg Connors, Investor Relations, invest@quintiles.com
919 998 2000

QUINTILES COMPLETES SALE OF DERMATOLOGY ASSETS TO BRADLEY PHARMACEUTICALS

RESEARCH TRIANGLE PARK, N.C. – August 10, 2004 – Quintiles Transnational Corp. today announced the completion of the previously announced sale of assets relating to its specialty dermatology products company, Bioglan Pharmaceuticals, to BDY Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Bradley Pharmaceuticals, Inc. (NYSE: BDY), for $188.3 million in cash, including approximately $5.4 million of direct costs for transferred inventory.

Quintiles intends to use proceeds from the transaction to potentially pay down debt, to fund business growth initiatives and for other appropriate purposes.

The assets sold to Bradley’s subsidiary include Bioglan’s interests in certain dermatology products marketed in the United States, including Solaraze® (diclofenac sodium) Gel, a topical treatment for the pre-cancerous skin condition actinic keratosis; the prescription product ADOXA® (doxycycline) for the oral treatment of severe acne; Zonalon™ (doxepin hydrochloride), a topical treatment indicated for pruritus; and Tx Systems®, a line of advanced topical treatments used during in-office procedures.

Quintiles Transnational acquired certain assets relating to Bioglan in December 2001 and March 2002 as part of its strategy to invest in pharmaceutical products or companies that need additional resources to achieve their full market potential.

About Bradley
Bradley Pharmaceuticals, Inc., was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

About Quintiles

Quintiles helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles has offices in 50 countries and is the world’s leading pharmaceutical services organization. For more information visit the company’s Web site at www.quintiles.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the future availability of appropriate investment opportunities. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K, its quarterly report on Form 10-Q and its current reports on
Form 8-K.